UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2005

Dynacq Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21574	76-0375477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10304 Interstate 10 East, Suite 369

Houston, Texas 77029

(Address of principal executive offices and zip code)

(713) 378-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Dynacq Healthcare, Inc. (“Dynacq”) owns a 70% equity interest in Shanghai DeAn Hospital, a joint venture formed under the laws of the Peoples Republic of China (the “DeAn Joint Venture”). On May 16, 2005, the DeAn Joint Venture entered into land use agreements with the Chinese government, under which it will lease, for a term of 50 years, approximately 28.88 acres of government-owned land in Shanghai, China. The land is to be used for a hospital to be owned and operated by the DeAn Joint Venture. The DeAn Joint Venture is required to submit its initial architectural and engineering drawings to the appropriate Chinese governmental authorities on or before June 30, 2005.

The land use agreements require construction of the hospital to begin before November 16, 2005, and to be completed before November 16, 2006. The DeAn Joint Venture may apply for an extension of the deadline, not to exceed one year, for commencing construction with sufficient reason by October 17, 2006. However, if construction has not been completed by November 16, 2007, the Chinese government will be entitled to revoke the lease and take over all buildings and fixtures on the land. The land use agreements contain other requirements regarding the use of the land, including compliance with applicable national and Shanghai local regulations and rules, compensation for damage or destruction to the property and other terms and conditions regarding the project.

The Shanghai Assignment Agreement for Use Right of State-Owned Land with Shanghai Jiading District, Housing and Land Administrative Bureau require the DeAn Joint Venture to pay an initial land premium for the land use right of approximately US$816,399 and a land use charge of approximately $.12[RMB1.00] per square meter each year during the land use term, an initial payment of approximately $200,000 is due on or before June 15, 2005, and a subsequent payment of approximately $616,399 is due on or before July 15, 2005. Dynacq’s share of such payments is an aggregate of approximately $600,000. In addition, in order to compensate the Chinese government for costs already incurred in connection with the condemnation and preparation of the land for the above-mentioned construction project, the DeAn Joint Venture is to pay approximately $1,904,930, of which an initial payment of approximately $952,465 is due on or before June 15, 2005, and a subsequent payment of which approximately $952,466 is due on or before July 15, 2005. None of these payments are refundable to the joint venture if the project does not proceed. Dynacq’s share of such payments is an aggregate of approximately $1.3 million. All payments are to be made in Chinese currency, and the exchange rate between such currency and U.S. dollars will be the market exchange rate at the end of the prior month published by the State Administration of Foreign Exchange in China. The DeAn Joint Venture may request an extension of the due date for a payment of the assignment fee by submitting a written application to the Chinese government prior to the due date. If an extension is approved, the DeAn Joint Venture will be required to pay a fee of 0.3% of the fee per day during any extension. The Chinese government will be entitled to terminate the land use agreements and claim for damages if any payment has been delayed beyond 30 days without its approval.

Dynacq had previously paid, on behalf of the DeAn Joint Venture, a deposit of approximately $604,000 to the Chinese government on December 16, 2003. This amount will be credited to the above-mentioned payments that will be made.

Dynacq will be required to make contributions to the DeAn Joint Venture that are currently estimated to total approximately $8.45 million before March 31, 2007. Approximately $4.23 million of such amount is currently payable by Dynacq to the DeAn Joint Venture, and an additional $2.11 million will be payable by Dynacq to the DeAn Joint Venture on each of March 31, 2006 and March 31, 2007.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described above, on May 16, 2005, Dynacq, through its majority interest in the DeAn Joint Venture, became obligated on a direct financial obligation. See Item 1.01 (Entry into a Material Definitive Agreement) above for a description of the agreement creating the obligation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynacq Healthcare, Inc.

By:	/s/ Philip S. Chan
Philip S. Chan,
Chief Financial Officer

Date: May 20, 2005